NEWS RELEASE

Six Directors Appointed to the Board of Directors of FHLB Des Moines

(Des Moines, Iowa) – The Federal Housing Finance Board has appointed six directors to the Board of Directors of the FHLB Des Moines. The six new directors join two appointed directors and ten elected directors currently serving on the Bank’s board.

Johnny A. Danos is president of the Greater Des Moines Community Foundation in Des Moines, Iowa. He is the retired managing partner of the accounting firm of KPMG located in Des Moines and has 31 years of public accounting experience serving commercial, retail, insurance, banks and financial institutions. He serves as audit committee chair on the board of directors of Casey’s General Stores and Wright Tree Service. Danos will fill the remainder of a three-year term that began January 1, 2005.

Lorna P. Gleason is senior managing director of GMAC Health Capital, a lending leader in the health care industry in Minneapolis, Minnesota. Prior to her role as business manager of GMAC Health Capital, Gleason was the General Counsel of Residential Funding Corporation which later became GMAC ResCap. She has extensive experience in all aspects of risk management and the reporting requirements of a public company. Gleason will fill the remainder of a three-year term that began on January 1, 2006.

Labh S. Hira, PhD, is dean of the College of Business at Iowa State University in Ames, Iowa. Hira has been at Iowa State since 1982 and was an accounting professor and department head before being named dean of the Business College in 2002. He is a member of the Finance Committee of the Board of Directors of the Iowa State University Foundation and on the Board of Directors of Smithway Motor Express. Hira is a CPA and will fill the remainder of a three-year term that began January 1, 2007.

John Francis Kennedy, Sr. is vice president and chief financial officer for the St. Louis Equity Fund, Inc. in St. Louis, Missouri which invests in decent affordable housing developments financed through corporate investment and in cooperation with local, state and federal governments. Kennedy has been with the St. Louis Equity Fund since 1998. He is a CPA and spearheaded and managed the development of Tax Credit Manager an internet database and reporting software. Kennedy will serve a three-year term that began January 1, 2006.

Paula R. Meyer retired as president of RiverSource Funds (formerly American Express Funds) in Bloomington, Minnesota in 2006. Meyer joined RiverSource Funds in 1998 and prior to that was president of Piper Capital Management. She has 25 years experience in the financial services industry as a senior manager encompassing marketing, operations and management of mutual funds, investments and insurance companies. Meyer will fill the remainder of a three-year term which began January 1, 2006.

John H. Robinson is chairman of Hamilton Ventures, LLC, a consulting and investment company in Kansas City, Missouri. Robinson is an engineer with international experience as chairman of EPCglobal Ltd in Sheffield, England and executive director of Amey Plc in London, England 2000-2002. He serves on the boards of directors of COMARK Building Systems, Olsson Associates, Alliance Resources MLP, and Coeur Precious Metals. Robinson will serve a three-year term that began January 1, 2007.

The appointments are effective immediately.

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The FHLB Des Moines is a wholesale bank that provides low-cost short and long-term funding and community lending to more than 1,200 stockholder commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.